Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, October 26, 2006

Hanover Compressor Company Announces Election
of Peter H. Kamin and William C. Pate to its Board of Directors
Effective January 1, 2007

Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, announced today that it has increased the size of its Board of Directors to add two additional positions. Peter H. Kamin and William C. Pate have been elected to fill the new board positions. The actions will be effective January 1, 2007.

“Hanover is pleased to have Peter and Bill join our board,” said Gordon T. Hall, Chairman of Hanover’s Board of Directors. “As principals with Hanover’s two largest stockholders, ValueAct Capital and Equity Group Investments, LLC, these individuals have a strong interest in Hanover’s future success. Both Peter and Bill have experience on a diversity of other company boards, extensive financial expertise, and proven track records in capital markets.”

John E. Jackson, President and Chief Executive Officer of Hanover commented, “We have formed a constructive relationship with ValueAct and EGI, who, through their investment of capital and willingness to serve on the board, have demonstrated their support of Hanover. We look forward to benefiting from Peter and Bill’s expertise as we continue to build on our recent return to profitability, our progress in improving Hanover’s operating results and our commitment to growth in expanding markets.”

Mr. Kamin is a co-founder and Managing Partner of ValueAct Capital, an investment partnership with more than $4.6 billion in investments that was formed in 2000. ValueAct Capital and its affiliates hold just under 11% of Hanover’s common stock. Mr. Kamin is also a director of Seitel Inc., a leading provider of seismic data to the oil and gas industry, and Sirva, Inc., a global relocations service provider. He has a B.A. from Tufts University and an M.B.A. from Harvard Business School.

Mr. Pate is a Managing Director of EGI, a private investment firm, and serves as a member of the board of directors of certain private affiliates of EGI. EGI and its affiliates hold just under 10% of Hanover’s common stock. Mr. Pate also serves as a director of Adams Respiratory Therapeutics, Inc., a specialty pharmaceutical company, and Covanta Holding Corporation, a waste disposal and energy services company. Mr. Pate received a J.D. from the University of Chicago Law School and a B.A. from Harvard College.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com